Exhibit 99.1

Investor and Media Relations Contacts:                       Company Contact:
Leslie Wolf-Creutzfeldt    and     Adam Friedman             John Chen, CFO
Adam Friedman Associates           Adam Friedman Associates  General Steel
212-981-2529 x11                   212-981-2529 x18          86-10-68000346
leslie@adam-friedman.com           adam@adam-friedman.com    john@gshi-steel.com
------------------------



                         GENERAL STEEL AND BAOTOU STEEL
                          SIGN JOINT VENTURE AGREEMENT

 Joint Venture will produce 600,000 metric tons of specialty steel products for industrial usage a year

Tianjin, China, October 3, 2005 - General Steel Holdings, Inc. (OTCBB: GSHO), a leading manufacturer of high quality hot-rolled steel sheets primarily for use in tractors, agricultural vehicles and other specialty vehicles, today announced that the board of directors of General Steel Holdings and Baotou Iron and Steel (Group) Company, Limited ("Baotou Steel") have signed a joint venture agreement. The agreement covers the production of specialty steel products including alloy and carbon structure steel as well as finished steel for industrial use. The name of the joint venture will be Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

The joint venture will establish a hot rolling facility in the Kundulun District, Baoutou City, Inner Mongolia to produce alloy rods, tubular billets, round bars, channels and I-beams. The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad.

According to Zuosheng Yu, CEO and Chairman of General Steel, "This is a historic day for General Steel and the beginning of a very meaningful relationship with our joint venture partner, Baotou Steel. The purpose of the joint venture is to strengthen the economic cooperation and technical exchanges between the two companies in order to improve and increase production capacity and to develop new products and gain competitiveness in both domestic and international markets. We expect the joint venture will significantly impact the production of steel products in terms of quality, variety and price through adopting the latest technology and production methods. We will also adopt advanced management methodologies in order to optimize profits and control costs. We are honored to be working with one of the leading steel producers in China and feel confident that there will be tremendous benefits for both companies."

The production scale of the joint venture will be 600,000 metric tons of specialty steel products a year. General Steel Holdings, Inc. and its 70% ownership in its subsidiary, Tianjin Da Qiu Zhuang Metal Sheet Co., Ltd., ("DQ") shall own 51% of the joint venture and Baotou Steel shall own 49%.

Baotou Iron and Steel (Group) Company, Limited, was reorganized in June 1998 from Baotou Iron and Steel Company (established in 1954). It is a large producer of iron and steel and has the largest scientific research and production base of rare earth products in China. It is also the most important basic industry and the first enterprise whose total sales is over 10 billion RMB in Inner Mongolia Autonomous Region. It is one of the top 100 largest companies in China.


About the Company
General Steel Holdings, Inc. and its 70% ownership in its subsidiary, Tianjin Da Qiu Zhuang Metal Sheet Co., Ltd., ("DQ") a People's Republic of China limited liability corporation, is a manufacturer of high quality hot-rolled steel sheets primarily for use in tractors, agricultural vehicles and other specialty vehicles. Since 1998, it has expanded its operations to six production lines capable of processing 250,000 tons of 0.7-2.0mm hot-rolled carbon steel sheets per year, making the company the largest producer in its product category in China, with a 40% market share of all steel sheets used in the production of agricultural vehicles in China. In 2004, its sales revenue was over $87 million and its total assets were worth nearly $53 million. Revenue for the first six months of 2005 was $46 million and net income in the same period 2005 was $1.57 million. For more information, visit http://www.gshi-steel.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the 8-K to be filed in connection with the joint venture agreement. discussed above, which outlines risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.